SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

                      OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                   Name: Hatteras Multi-Strategy Fund I, L.P.

                      Address of Principal Business Office:

                         8816 Six Forks Road, Suite 107
                                Raleigh, NC 27615
                        Telephone Number: (919) 846-2324


                Name and address of agent for service of process:

                              Mr. David B. Perkins
                        Hatteras Investment Partners LLC
                         8816 Six Forks Road, Suite 107
                                Raleigh, NC 27615

                                    Copy to:
                                Ronald M. Feiman
                          Mayer, Brown, Rowe & Maw LLP
                                  1675 Broadway
                               New York, NY 10019
                                 (212) 506-2673

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                              YES [X]    NO [ ]




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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Raleigh and the State of North Carolina on the 16th day of December, 2004.


                                    HATTERAS MULTI-STRATEGY FUND I, L.P.

                                    By:  HATTERAS INVESTMENT MANAGEMENT LLC,
                                         its General Partner


                                    By:  /s/  David B. Perkins
                                       -----------------------------------
                                       Name:  David B. Perkins
                                       Title: President